Exhibit 5.1
October 16, 2007
DealerTrack Holdings, Inc.
1111 Marcus Avenue
Suite M04
Lake Success, New York 11042
Re: Securities Being Registered Under Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by DealerTrack Holdings, Inc., a Delaware corporation (the “Company”), of up to 4,600,000 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, which include up to 2,300,000 shares of Common Stock (the “Company Shares”) to be newly issued and sold by the Company and up to 2,300,000 shares of Common Stock (the “Selling Stockholder Shares”) to be sold by the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the “Selling Stockholder”), including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company and the Selling Stockholder. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters substantially in the form filed as an Exhibit to the Registration Statement (the “Registration Statement”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based on the foregoing, we are of the opinion that the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and that the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP
Goodwin Procter LLP